Publishing Rights Agreement

This agreement between Home School Holdings, Inc, a Florida corporation (HSH) and the AVKO Educational Research Foundation, Inc., a Michigan non-profit corporation (AVKO), governs the purchase of the publishing rights throughout the world to all of the curricular and instructional aid publications of AVKO, which is available both in print and electronically delivered as referenced in Exhibit A below and referred to as "The Works."

AVKO agrees not to allow any other party to publish the Works (See Exhibit A) within the United States and Canada. AVKO agrees to allow HSH to publish "The Works" and sell "The Works" anywhere in the world. AVKO further agrees NOT to grant any other party the right to publish any part of the works outside the United States and Canada without HSH's permission and proper compensation. AVKO further agrees to allow HSH the right to secure a buyer for the exclusive or even non-exclusive publishing rights for any specific area of the world such as India, Russia, Latin America, South America, Europe, South Pacific, or Africa. HSH agrees to give a mutually agreed upon percentage of the proceeds of such sale to AVKO or AVKO to HSH as the case may be. Both AVKO and HSH need to agree on the exact distribution of proceeds of such a sale ***If*** and when such an occasion were to arise.

1. **The Basics**
   a. HSH has its primary offices at 2700 S. River Rd. Suite 106 Des Plaines, IL 60018. It can be reached by phone at 847.391.5079, by fax at 800.760.7015, and by email to Thomas.morrow@home-school-inc.com. All communications may be directed to Thomas Morrow.
   b. AVKO has its primary offices at 3084 Willard Road Birch Run, MI 48415. It can be reached by phone at 866.285.6612, by fax at 810.686.1101, by email at Donmccabe@aol.com. All communications may be directed to Don McCabe.

2) The Exchange

a) In exchange for the payments described below, AVKO agrees to provide HSH the content of the Works in Microsoft Word—a complete list is on the attached Exhibit A). The physical inventory of the Works will be made available for purchase by HSH at the rate of a 75% discount off the going retail price. AVKO reserves the right to retain sufficient copies of its books for its own usage.

b) HSH agrees to keep all of the publications and instructional aids fresh and available for purchase, both in print and electronically, and to update and improve them to increase their reach and presence in the market. HSH agrees to provide AVKO with no fewer than two (2) desk copies of any updated materials previously published by AVKO.

3) The Payment

a.) Upon closing, HSH will deliver a cashier's check or wire transfer to AVKO in the amount of $50,000 (fifty thousand dollars) **within 30 days of closing**; and stock certificates in HSH worth $250,000 (two hundred fifty thousand dollars) worth of shares in HSH Note: HSH is a public company and these shares would be tradable in accordance with SEC regulations on, first, the OTC market and then the NASDAQ when the Company moves its listing. The price per share determined at the mid-point of the closing bid-ask spread the day before the day of closing for purposes of the payment to AVKO.

c. As soon after closing as HSH has realized a gross revenue of $300,000 (three hundred thousand dollars) from publications covered by this agreement (see Exhibit A), HSH will pay an additional $50,000 in cash and provide certificates for another $250,000 (two hundred fifty thousand dollars) worth of shares in HSH. The price per share determined at the mid-point of the closing bid-ask spread the day before the day of payment.

d) Should HSH realize a gross revenue from the sales of AVKO publications greater than $300,000.00 from the date of closing, AVKO will receive an additional $10,000.00 and certificates for an additional $10,000.00 worth of shares in HSH (price determined as above) for every full $50,000.00 if increase.

e) CLOSING SHALL BE FRIDAY, DECEMBER 24, 2009.

4) Other Payments and Obligations

a) AVKO agrees to make Don McCabe available as a member of the Product Advisory Board which HSH may soon inaugurate. As part of the Board, Mr. McCabe is to advise HSH and the employees on issues related to the development and assembly of curriculum, curriculum packages, and instructional aids. AVKO also agrees to make Mr. McCabe available to accept at least 3 (three) scheduled speaking engagements on behalf of HSH each year if they are offered. Travel and reasonable incidental expenses to be defrayed by HSH.

b) HSH further agrees to reimburse AVKO for Don McCabe's services as a member of the Product Advisory Board at the rate of $50.00 per hour or $3.000 per quarter beginning November 1, 2009 or whenever the Board shall be inaugurated, whichever is greater, and $2,000 for each speaking engagement he accepts on behalf of HSH.

c.) HSH agrees to continue to serve AVKO's existing distributors in a friendly and appropriate manner, only discontinuing their distribution agreements for violations of those agreements, non-payment, or at the request of the distributor.

d.) AVKO, its employees and agents agree to keep confidential all information about HSH they receive that is not publicly available.

d. HSH agrees to keep all information it receives from AVKO confidential, except as disclosure may be required by the Securities and Exchange Commission or other regulatory bodies.
e. AVKO has the right to audit the books and records of HSH at any time after closing at its own expense with 24 hours notice.
f. AVKO retains the right to distribute The Works to individual persons via its website, phone orders, and community sales. HSH agrees to sell The Works to AVKO at 60% discount from the MSRP, on consignment; AVKO may determine its own sale prices to AVKO customers. AVKO will remit payment to HSH for consignment sales within 30 days of merchandise sales.
g. AVKO retains the right to continue to print, for in-house and non-sale purposes, The Works as they were at the time of Closing (see 3d).
h. HSH agrees to maintain and uphold the Sequential Spelling DVD agreement between AVKO and IMI. HSH agrees to fully execute this contract so that all 7 Sequential Spelling DVDs have been manufactured, produced, and sold. AVKO and HSH agree to have AVKO staff continue to oversee the production of these Sequential Spelling DVDs with IMI.
i. HSH agrees to not produce altered forms of Sequential Spelling, excluding alterations to the directions, superficial typographic errors, or cover/binding changes, until 3 months after the release of the Sequential Spelling 2 DVD. Notice of changes and any revised versions must be delivered to IMI at its corporate office or via electronic mail at least one month before the sale of these revised versions.
j. HSH agrees to continue to distribute and sell Sequential Spelling DVDs as long as the Sequential Spelling brand (or changed-name versions) are distributed and sold by HSH or any future owner of HSH or the publishing rights to the AVKO Works, or until stipulated by written, contractual agreements between HSH and IMI.

2. **Term of the Agreement; Default; Termination**

a. The agreement is intended to continue indefinitely.
b. The agreement immediately terminates and the right to publish the Works reverts to AVKO if HSH does not make the payments listed

in this agreement or if HSH violates any provision of this agreement.

c. All other disputes will be resolved through negotiation between the HSH and AVKO.

3. **Controlling Law; Disputes**

a. Should there ever be a dispute that cannot be resolved amicably between the parties, this agreement shall be governed by the law of the State of Michigan; the parties agree to the jurisdiction of the courts of Kent County, Michigan.

b. If the parties agree to binding arbitration, each party shall bear its own expenses to resolve the dispute. If any dispute is resolved in court or as a result of legal settlement subsequent to the filing of suit, the prevailing party shall be entitled to receive reimbursement of its reasonable attorney's fees.

c. The parties agree not to file suit against one another until at least 45 days have passed from the written notification of the concern that has arisen in order to give the parties time to resolve it.

For AVKO Educational Research For Home School Holdings, Inc.

Don McCabe ______________________________

Don McCabe Thomas Morrow

Date: 12/17/09 **Date:** __________

Exhibit A –"The Works"

1. The Patterns of English Spelling with their Word Families put into Sentence Context Vol. 1
2. The Patterns of English Spelling with their Word Families put into Sentence Context Vol. 2
3. The Patterns of English Spelling with their Word Families put into Sentence Context Vol. 3
4. The Patterns of English Spelling with their Word Families put into Sentence Context Vol. 4
5. The Patterns of English Spelling with their Word Families put into Sentence Context Vol. 5
6. The Patterns of English Spelling with their Word Families put into Sentence Context Vol. 6
7. The Patterns of English Spelling with their Word Families put into Sentence Context Vol. 7
8. The Patterns of English Spelling with their Word Families put into Sentence Context Vol. 8

9. The Patterns of English Spelling with their Word Families put into Sentence Context Vol. 9

10. The Patterns of English Spelling with their Word Families put into Sentence Context Vol. 10

11. The Patterns of English Spelling with their Word Families put into Sentence Context Vols. 1-5

12. The Patterns of English Spelling with their Word Families put into Sentence Context Vols. 6-10

13. The Patterns of English Spelling with their Word Families put into Sentence Context Vols. 1-10

14. Word Families in Sentence Context

15. Sequential Spelling 1

16. Sequential Spelling 2

17. Sequential Spelling 3

18. Sequential Spelling 4

19. Sequential Spelling 5

20. Sequential Spelling 6

21. Sequential Spelling 7

22. Speech to Spelling

23. Student Response Book for Sequential Spelling

24. Engaging Language Kit 1

25. Engaging Language Kit 2

26. Engaging Language Kit 3

27. Engaging Language Kit 4

28. Engaging Language Kit 5

29. Engaging Language Kit 6

30. Engaging Language Kit 7

31. Engaging Language Kits 1-7

32. Sequential Spelling for Adults

33. Individualized Spelling

34. If it is to be it is up to me to do it.

35. If it is to be it is up to US to HELP.

36. Mechanics of English Spelling

37. The Tricky Words

38. The IT-ss and the TOOZE, Apostrophes and the I before E Rule Made Easy

39. Reading Teacher's List of Over 5,000 Basic Spelling Words

40. Readings for Fluency

41. Let's Write Right

42. Rimes and More Rhymes

43. Starting at Square One

44. Individualized Keyboarding

45. Individualized Keyboarding Teacher Edition

46. The Teaching of Reading and Spelling: a Continuum from Kindergarten through College

47. To Teach a Dyslexic

48. Get Outta My Face! Get Offa My Case!

49. 220 Names and Faces, 220 Dolch Words Are Too Many for Students with Memories like Mine.

50. Speech to Spelling.